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                                                               EXHIBIT NO. 99.11


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration Statement No. 2-50409 of MFS Series Trust IX of our reports each dated May 30, 1997 appearing in the annual reports to shareholders for the year ended April 30, 1997, of MFS Bond Fund, MFS Limited Maturity Fund and MFS Municipal Limited Maturity Fund, series of MFS Series Trust IX, and to the references to us under the headings "Condensed Financial Information" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
August 25, 1997